INVESTMENT COMPANY BLANKET BOND - SUMMARY PREMIUM ALLOCATION 9/1/2015 - 9/1/2016

Premium for $25,000,000	47,475.00
Allocation: 12.5% VPD	5,934.38
12.5% VFS	5,934.38
26% Investment Advisors	12,343.50	[SEE DISTRIBUTION BELOW]
1% VP	474.75
48% Mutual Funds	22,788.00	[SEE DISTRIBUTION BELOW]

FUND	Gross Assets as of 8-31-2015	% of Total	Allocated Premium
Virtus Alternative Solutions Trust	442,926,354	0.011692896	266.46
Virtus Equity Trust	2,501,510,365	0.066037844	1,504.87
Virtus Insight Trust	10,058,652,925	0.265540276	6,051.13
Virtus Opportunities Trust	17,220,460,715	0.454606191	10,359.57
Virtus Variable Insurance Trust	1,049,238,842	0.027699054	631.21
Duff & Phelps Utility and Corporate Bond Trust, Inc.	409,840,130	0.010819447	246.55
DNP Select Income Fund, Inc.	3,402,162,530	0.089814331	2,046.69
DTF Tax Free Income, Inc.	205,822,076	0.005433536	123.82
Duff & Phelps Global Utility Income Fund, Inc.	995,188,825	0.026272178	598.69
Duff & Phelps Select Energy MLP Fund, Inc.	381,673,201	0.010075863	229.61
Virtus Total Return Fund	175,926,852	0.004644326	105.83
Virtus Global Multi-Sector Income Fund	264,284,277	0.006976891	158.99
The Zweig Fund, Inc.	320,679,016	0.008465666	192.92
The Zweig Total Return Fund, Inc.	451,585,902	0.011921501	271.67

Total	37,879,952,010.21	100.00%	22,788.00

INVESTMENT ADVISOR	Fund Gross Assets by Adviser as of 8-31-2015	% of Total	Allocated Premium
Virtus Investment Advisers, Inc	12,419,259,818.96	0.327858	4,046.92
Virtus Alternative Investment Advisers	313,227,932.74	0.008269	102.07
Duff & Phelps Investment Management Co.	7,199,274,500.93	0.190055	2,345.94
Euclid Advisors LLC	4,641,411,077.57	0.122529	1,512.44
Euclid - International	103,154,848.63	0.002723	33.61
Kayne Anderson Rudnick Investment Management	1,701,080,574.91	0.044907	554.31
Newfound Investments	7,404,875.73	0.000195	2.41
Newfleet Asset Management, LLC	10,567,916,528.54	0.278984	3,443.64
Rampart	154,956,934.12	0.004091	50.49
Zweig Advisors LLC	772,264,918.09	0.020387	251.65

Total	37,879,952,010.21	100.00%	12,343.50